SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant | |
Filed by a Party other than the Registrant |X|
Check the appropriate box:
|X|    Preliminary Proxy Statement
| | CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
| |    Definitive Proxy Statement
| |    Definitive Additional Materials
| |    Soliciting Material Pursuant to Rule 14a-12

                           Art Technology Group, Inc.

                (Name of Registrant as Specified In Its Charter)

          Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC,
                   SSH Partners I, LP, Arcadia Partners, L.P.,
         Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|    No fee required

| |    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

| |    Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2004

                       SPECIAL MEETING OF STOCKHOLDERS OF

                           ART TECHNOLOGY GROUP, INC.

                                OCTOBER 22, 2004

                         ------------------------------

                               PROXY STATEMENT OF

          MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC,
  SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC,
                         JAMES DENNEDY AND RICHARD ROFE

                         ------------------------------

This proxy statement and the enclosed BLUE proxy card are being furnished to you, the stockholders of Art Technology Group, Inc. ("ATG"), in connection with the solicitation of proxies by Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, SSH Partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe for use at the special meeting of stockholders of ATG and at any adjournments or postponements thereof. Pursuant to this proxy statement, we are soliciting proxies from holders of shares of ATG common stock to vote AGAINST the proposal to issue shares of ATG common stock in connection with the proposed merger involving ATG and Primus Knowledge Solutions, Inc. ("Primus"). We refer to ourselves in this proxy statement as "the MWTG Group," and we refer to Mitchell-Wright Technology Group, LLC as "MWTG."

The special meeting will be held on October 22, 2004 at 10:00 a.m. Eastern Time at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210.

Information concerning the MWTG Group and other persons who are or may be deemed participants in its solicitation of proxies is provided in this proxy statement under the headings "Information About the Participants" and in Annex A.

                                  * * * * * * *

A PROXY MAY BE GIVEN BY ANY PERSON WHO HELD SHARES OF ATG COMMON STOCK ON SEPTEMBER 9, 2004, THE RECORD DATE FOR THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR LATEST-DATED PROXY IS THE ONLY ONE THAT COUNTS, SO YOU MAY RETURN THE BLUE PROXY CARD EVEN IF YOU HAVE ALREADY DELIVERED A PROXY. PLEASE DO NOT RETURN ANY PROXY SENT TO YOU BY ATG. IF YOU HAVE ALREADY RETURNED A PROXY CARD SENT TO YOU BY ATG, THAT CARD WILL BE AUTOMATICALLY REVOKED IF YOU COMPLETE AND RETURN THE ENCLOSED BLUE PROXY CARD.

IF YOU HAVE ANY QUESTIONS ABOUT OUR SOLICITATION, OR NEED ANY ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, INNISFREE M&A, INCORPORATED, TOLL-FREE, AT 1-888-___-____.

                                  * * * * * * *

This proxy statement and the enclosed BLUE proxy card are first being sent or given to stockholders of ATG on or about _________, 2004.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            PAGE

BACKGROUND OF THE DECISION TO OPPOSE THE PROPOSED MERGER.......................1

REASONS TO VOTE AGAINST THE PROPOSED MERGER....................................3

         ATG'S FINANCIAL POSITION WILL DETERIORATE.............................4

         ATG'S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE..................8

         THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL............8

         THE FINANCIAL IMPACT ON ATG STOCKHOLDERS WILL BE NEGATIVE.............9

CERTAIN INFORMATION REGARDING THE PROPOSED MERGER..............................9

VOTING PROCEDURES.............................................................10

NO APPRAISAL RIGHTS...........................................................13

PROXY SOLICITATION AND EXPENSES...............................................13

INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES............13

INFORMATION ABOUT ATG.........................................................13

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS....................................14

OTHER MATTERS TO BE VOTED UPON................................................14

ANNEX A.......................................................................15

ANNEX B.......................................................................20

            BACKGROUND OF THE DECISION TO OPPOSE THE PROPOSED MERGER

During the 10+ year history of ATG, members of the MWTG Group have worked with ATG's customers and worked in industry implementing solutions on the ATG platform. Most recently, a group advised by MWTG has become one of ATG's largest stockholders. We strongly believe in the Company's greatest assets - its customer base, strong product innovations and high customer loyalty - and we believe these assets should be protected and profitably enhanced.

We have always had enormous respect for ATG, for the outstanding achievements of its employees and for the culture of innovation and integrity that has contributed to its success. As a stockholder of ATG, we believe that the ATG board owes a duty to pursue stockholder value and to guide ATG to profitable growth for the benefit of its stockholders. Our decision to solicit your proxy is entirely motivated by what we believe is in the best interests of stockholders from a financial perspective.

We began accumulating a position in the stock of the Company in November 2003. As the value of the stock dropped from $1.52 per share on November 17, 2003, to $1.13 on May 10, 2004, a 12 month low, MWTG began re-evaluating ATG and its position in ATG's stock. MWTG completed its evaluation in mid-June and concluded that the intrinsic value of ATG remained sound and that the decline in stock price represented the market's lack of confidence in ATG's management and board. We viewed this as an opportunity to acquire a significant position in the stock of the Company in order to work with its board and management to create significant value for stockholders.

On August 4, 2004, MWTG met with Mr. Edward Terino and Ms. Patricia Gilligan. MWTG requested the meeting in the normal course of its due diligence in gathering additional background on the Company and its management, operating plan and financial condition. The discussions concerned ATG's independent operations, and no pending transactions, including the proposed merger with Primus, were discussed. In the meeting MWTG learned what it considered to be three critical items: first, management shared MWTG's concern that the company needed to produce profitable operations; second, MWTG learned that management considered $30 million the minimum cash balance necessary to assure customers of ATG's viability as a going concern; third, the planned operating expenses for the remainder of 2004 required the Company to grow revenue by more than 25% to achieve break even operations for 2004. In the meeting, MWTG offered its recommendations on how ATG could achieve profitable operations by making modest reductions in personnel expenses and more significant reductions in non-personnel operating expenses. MWTG asked management to schedule a meeting with Robert Burke, the Company's chief executive officer, and the board so we could inquire about (i) the lack of direction to run the Company profitably and
(ii) better understand the board's concern for the cash position of the Company.

On August 10, 2004, we learned of the proposed merger with Primus from the Company's press release announcing the proposed transaction. For the six weeks following the announcement, through phone calls, letters, and a meeting with a sub-committee of ATG's Board, we carefully considered the merits of the proposed transaction. During these phone calls and meetings and in our letters, we voiced our concerns to the ATG board about the need to produce a plan that exhibited profitable operations, whether independent or combined with Primus. These concerns were, and still are, focused on our belief that the proposed merger, under the plan presented by management, will permanently destroy stockholder value.

On August 11, 2004, the Company conducted a conference call with Mr. Brochu, the Chief Executive Officer of Primus. On the call, ATG's management made three statements that we believe to be critical: first, ATG's management saw only $10-$15M in cost synergies in connection with the proposed merger; second, ATG's management reiterated the importance of the $30 million cash balance, indicating that they would be entering 2005 with a minimum of $30 million in cash; and third, that the proposed merger would return ATG to profitability in the first half of 2005 and for the full year for 2005.

On August 13, 2004, MWTG met with Mr. Burke. In the meeting MWTG discussed the information from our August 4, 2004 meeting with the key senior managers reporting to Mr. Burke. We also discussed the merger announcement. The purpose for the meeting was to (i) meet Mr. Burke, (ii) hear his vision for the company,
(iii) hear his vision for the merger and the combined company operations, and
(iv) validate the information from the August 4, 2004 meeting. In the meeting Mr. Burke presented the vision for ATG and the combined operations in line with his public statements on the merger. He also reiterated the cost synergy guidance of $10-$15 million. Finally, Mr. Burke confirmed that he deemed it critical that the Company maintain a cash balance of approximately $30 million in order to give customers confidence in buying ATG's solutions. MWTG indicated that, while we had an open mind about the merger agreement, we were concerned that the plan for the merged companies did not justify the increased financial and operating risk versus running ATG profitably as a stand alone entity. Further, we requested that Mr. Burke schedule an opportunity for MWTG to present its ideas and proposals to the board. Mr. Burke recommended that we prepare our request for his attention and that he would take the appropriate action.

On August 18, 2004, MWTG sent its proposal by letter to Mr. Burke and requested the board reply to the proposal by Friday, August 20, 2004. In the proposal, MWTG requested the Company to (i) commit to greater cost reductions in its operating plan and (ii) to make certain changes in corporate governance to make the Company and Board more accountable to stockholders. MWTG also stated that absent the Company working with MWTG to create a mutually acceptable solution that MWTG could not support the proposed merger as presented by management. A copy of the letter containing the proposal was included with the Schedule 13D of the MWTG Group and persons advised by MWTG filed with the Securities and Exchange Commission on August 24, 2004.

On August 23, 2004, Paul Shorthose, the Company's Chairman, responded to our proposal by letter indicating that once he concluded that MWTG actually represented the level of stockholder ownership stated in its letter dated August 18, 2004, he would discuss the matter with the board to determine an appropriate response.

On August 24, 2004, the MWTG Group and persons advised by MWTG filed their
Schedule 13D with the SEC disclosing that the group beneficially owned 5.5% of outstanding shares of the Company and summarizing the elements of our August 18 letter to the board indicating that the members of the group were concerned with the proposed merger with Primus.

On August 24, 2004, MWTG sent a letter to Mr. Shorthose providing him a copy of the Schedule 13D filing MWTG made on August 24, 2004 and again requested an opportunity to meet with the board to (i) present our plan and (ii) to discuss a solution that would enhance stockholder value by creating a profitable business which would enable us to vote for the merger agreement.

On Thursday, September 9, 2004, MWTG met with Mr. Shorthose, and David Elsbree and Phyllis Swersky, also directors of the Company, and presented its analysis of the merger. In addition, the directors and MWTG discussed the principles the board used to guide management in its financial and operating plan for prior reporting periods, for independent operations in 2004, and for the merged companies.

On Friday, September 10, 2004, the MWTG Group and persons advised by MWTG filed an amendment to their Schedule 13D to disclose that (i) the group had increased its ownership percentage in the Company to 5.7% and (ii) MWTG continued to evaluate the merger. Furthermore MWTG stated that "If, based on such evaluation, MWTG concludes that the proposed merger is not in the best interests of the stockholders of the Company, MWTG may determine to solicit proxies against the proposed merger at the special meeting of stockholders called by the board of directors for that purpose."

On Thursday, September 16, 2004, Mr Shorthose extended an offer by letter, to MWTG to execute a confidentiality and stand still agreement in order for the Company to present material, non-public information to MWTG about the Company's operating plan and merger plan. On Friday, September 17, 2004, MWTG spoke to Mr. Shorthose by telephone and discussed the terms under which MWTG could execute such an agreement, which were the same as those previously stated by MWTG under which it could support the proposed merger.

On Monday, September 20, 2004, the MWTG Group and persons advised by MWTG filed an amendment to their Schedule 13D declaring that after detailed analysis, discussions with the Company's management and directors, and much thought and deliberation, MWTG cannot support the proposed merger of the Company with Primus as it is currently proposed and that it believes management's plan to operate the combined business fails to justify the significantly increased operational and financial risk to stockholders that the merger presents.

On Monday, September 20, 2004, Mr. Shorthose called MWTG to state he did not yet have a form of confidentiality and stand still agreement for MWTG to review, but would provide such by the end of the day on Tuesday, September 21, 2004.

In the early evening of Tuesday, September 21, 2004, Mr. Shorthose provided MWTG with an electronic copy of the Company's proposed confidentiality and standstill agreement, which did not satisfy the terms under which MWTG stated it could execute such an agreement.

We remain determined to stop the proposed merger from being implemented under the plan presented by ATG's management. Our opposition is based on our commitment to stockholder value and our belief, which we believe is shared by many other stockholders, that the proposed merger, under the plan management has proposed, is not in the best interests of ATG's stockholders. To that end, we are soliciting your proxy to vote AGAINST the proposed merger.

                   REASONS TO VOTE AGAINST THE PROPOSED MERGER

The following is a summary of what we believe to be the consequences of the proposed merger. They are the primary reasons why we believe stockholders should vote AGAINST the issuance of shares of ATG common stock in connection with the proposed merger. WE URGE YOU TO DEMONSTRATE YOUR OPPOSITION AND SEND A MESSAGE TO THE ATG BOARD BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE.

--------------------------------------------------------------------------------

ATG'S FINANCIAL POSITION WILL DETERIORATE. In our opinion, neither ATG nor Primus has demonstrated a management culture or commitment to profitability. The proposed merger combines two companies with a history of losses. The combination creates an entity with merely the possibility of greater revenue but with the CERTAINTY of increased operating expenses. Should the additional revenue expected by management from the merger fail to materialize or the full level of cost reductions not be implemented, ATG's cash balance would quickly erode to a level well below the $30 million cash level cited by management as a critical threshold.

ATG'S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE. While the proposed merger would enhance ATG's product portfolio, ATG would still be a software company with less than $100 million of revenue on an enterprise basis. ATG would still lack the size and breadth of offering required to be truly competitive in the software industry. In addition, the weak financial position that we believe would result from the merger would limit ATG's strategic options in the future.

THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL. We believe that the odds are against the success of this merger given management's post-merger operating plan. The complexity of putting two companies together, in a difficult economy, when each company is unable to consistently produce profits, presents daunting and unacceptable challenges.

THE FINANCIAL IMPACT ON ATG STOCKHOLDERS WILL BE NEGATIVE. Management has asked shareholders to accept tremendous risk by approving the merger agreement without, in our opinion, providing an action plan that would produce financial results to justify the additional financial risk, operating risk and dilution that would result from the merger.

--------------------------------------------------------------------------------

ATG has several valuable assets - its customer base, strong product innovations, and high customer loyalty. We believe these assets should be protected and profitably enhanced. The company faces challenges in managing its business, but these challenges were known before this transaction, and management needs to focus all of its attention on resolving them.

WE PROFOUNDLY DISAGREE, HOWEVER, WITH MANAGEMENT'S ASSERTION THAT ATG NEEDS TO MAKE THIS ACQUISITION. TO UNDERTAKE THE PROPOSED MERGER UNDER THE CURRENTLY PROPOSED PLAN IS TO WAGER THAT MANAGEMENT CAN GROW REVENUE IN TIME TO COVER THE COMPANY'S COST STRUCTURE . WE HAVE SEEN LITTLE IN ATG'S MANAGEMENT'S EXPERIENCE THAT LEADS US TO BELIEVE THAT THIS IS POSSIBLE. INSTEAD, WE BELIEVE THAT THE PROPOSED MERGER DETERIORATES THE FINANCIAL POSITION OF ATG AND DOES NOT SOLVE KEY STRATEGIC PROBLEMS. IT CREATES IMMEDIATE RISK AND INTERMEDIATE-TERM INCREMENTAL CHALLENGES, AND WE BELIEVE IT COMES AT A HIGH PRICE TO ATG STOCKHOLDERS.

We do not believe that ATG should stand still. On the contrary, we believe that ATG would benefit greatly from enhancing its product portfolio and proliferating those products across its installed base. However, for any small software company to survive it must be strong - and that means it must be profitable. We would prefer ATG focus on becoming profitable by aligning costs with realized revenue and investing in additional operating costs only as the revenue demands it. We believe that profitable operations would improve customers' attitudes towards ATG, bolster the stock price and put ATG in control of its future.

ATG'S FINANCIAL POSITION WILL DETERIORATE.

We believe that neither ATG nor Primus has demonstrated a management culture or commitment to profitability. The proposed merger combines two companies with a history of losses.

We encourage all shareholders to carefully review the performance of ATG under current management. Under current management, ATG has experienced (i) consistently unprofitable operations, (ii) a steady decline in license and maintenance revenues, (iii) significant cash balance erosion, and (iv) staffing levels and non-personnel expenditures significantly out of line with the revenue of the business. During the previous ten quarters, ATG and Primus have combined to burn over $50 million in cash including $5.9 million in the most recent quarter.



[GRAPHIC OMITTED]



         Q1 2002  Q2 2002  Q3 2002  Q4 2002  Q1 2003  Q2 2003  Q3 2003  Q4 2003  Q1 2004  Q2 2004
         -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
ATG       -2849    -2750    -3057    -20834   -2754     6050    -3195     4077    -1787    -4247
PKSI      -4822    -3165    -1576    -1679    -1130    -2704      379      528    -2964    -211


Source of data: ATG and Primus Quarterly Reports on Form 10-Q as filed with the SEC.

PROTECTING THE BALANCE SHEET

ATG's enterprise customers embed the ATG product into their business processes, often layering additional software and technologies onto the ATG platform. This is an incredible strength of ATG because as its customers develop much of their business on or around ATG's products, the difficulty involved in switching from ATG to a competitor can be tremendous. Enterprise customers recognize this characteristic and therefore perform extensive diligence on the provider, including a financial review to ensure that the provider is a financially viable company that will continue to operate, update and support its technologies far into the future. In a meeting between MWTG and ATG's management, management stated that they believed that the minimum cash required to provide the necessary assurances of the company's viability to customers is $30 million. We agree: in our opinion, a $30 million cash balance is the minimum cash necessary to demonstrate to both existing and prospective customers that ATG has the financial reserves to weather unforeseen events which could negatively impact ATG's financial state so that it could continue to support its products.

WE BELIEVE ATG'S BALANCE SHEET IS CURRENTLY IN A PRECARIOUS POSITION WHICH WILL ONLY DETERIORATE IF THE MERGER OCCURS UNDER MANAGEMENT'S PROPOSED PLAN. In a press release issued on July 22, 2004, ATG stated that its balance of cash, cash equivalents and marketable securities would dip to a range of $28 million to $30 million by September 30, 2004. During ATG's conference call regarding the merger on August 11, 2004, Mr. Terino, the company's Chief Financial Officer, stated that "The cash position, as of June 30, between the two companies was about $41 million. We would expect to enter 2005 with something north of $30 million." In fact, in the joint proxy statement/prospectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004, ATG stated that as of Aug 31, 2004, it had only $27.9 million in cash, including cash equivalents and marketable securities. By permitting cash to fall below $30 million, we believe that management is jeopardizing the company's ability to generate top line growth and is neglecting its balance sheet.

In order to assess the impact on ATG's cash reserves due to the proposed merger and associated operating plan, we developed the following cash balance analysis to provide us insight into potential outcomes. In preparing our analysis, we have made certain assumptions which we believe to be both reasonable and realistic, but it is likely that ATG's management has and will continue to use different assumptions in forecasting its financial performance, and in any event, ATG's actual results will likely differ as our analysis is only an estimate.

                         ESTIMATED CASH BALANCE ANALYSIS
                         -------------------------------
                                                   AMOUNT
       ITEM                                     ($ MILLIONS)    NOTES
       ----                                     ------------    -----
           Starting Cash - ATG (7/1/04)             $32.80
           Starting Cash - Primus (7/1/04)         $  8.34
                                                   -------
       TOTAL STARTING CASH (7/1/04)                 $41.14

       OPERATING CASH BURN
           ATG 3Q2004 Cash Burn                    $  4.00       (1)
           Primus 3Q2004 Cash Burn                 $  1.62       (1)
           ATG 4Q2004 Cash Burn                    $  3.06       (2)
           Primus 4Q2004 Cash Burn                 $  1.24       (2)
                                                   -------
       TOTAL Q3/Q4 2004 CASH BURN                  $  9.92

       TOTAL TRANSACTION CASH EXPENSES             $  5.00       (3)

       ESTIMATED CASH ON 12/31/04                 $  26.22
       NOTES
       -----

       (1) For purposes of our analysis, we have estimated the cash burn rate for each of ATG and Primus for the third quarter 2004 to be 42.5% of their actual cash burn rates for the first six months of 2004, because we have assumed that the third quarter 2004 cash burn will not be as severe due to increased management attention to cash burn following the merger.
       (2) We have estimated the cash burn rate for each of ATG and Primus for the fourth quarter 2004 to be only 32.5% of the actual burn rates for the first six months of 2004, because we have assumed that the rate will continue to improve in the fourth quarter due to increased management attention to cash burn following the merger.
       (3) This represents the low end of the cash transaction expense range estimated by ATG in its August 11, 2004 conference call regarding the proposed merger.

Our analysis indicates that ATG's cash balance may drop further below the $30 million threshold that we believe is critical for the company. Should challenges arise during third or fourth quarters of 2004 that reduce revenue, impede cost reductions or push transaction costs to the high end of the range estimated by management ($7 million), the additional depletion of the cash balance may cause customers or prospective customers to question the viability of ATG. Uncertainty regarding ATG's ability to continue as a going concern would jeopardize top line growth and profitability, and threaten the continued existence of company.

However, our analysis is based on estimates and assumptions, which although we believe to be reasonable, may differ from the estimates and assumptions used by management or by other stockholders in evaluating the financial position of the company and will likely differ from actual results. Therefore, we encourage each stockholder to review closely the financial information made available by ATG and to consider for themselves the impact of the proposed merger on ATG's level of cash reserves.

COST STRUCTURE

The operating plan for the combined companies post merger does not properly align expenses with revenue thereby increasing the financial risk of the merger.

ATG HAS HISTORICALLY BEEN UNABLE TO ALIGN ITS EXPENSES WITH REALIZED REVENUE. ATG's revenues have fluctuated from quarter to quarter in the past and are likely to vary significantly quarter to quarter in the future. Because of these fluctuations, it is important that expenses be managed closely to minimize losses. However, ATG has had difficulty achieving the proper mix of revenue and expenses to provide consistent profits. Instead of reducing expenses to match realistic expectations of revenue in order to generate profits, the proposed post-merger operating plan requires revenue growth to support the cost structure. This has been the approach to the cost structure at ATG for sometime. For example, during the second quarter 2004 ATG earnings conference call on July 22, 2004, when questioned by an analyst regarding the appropriateness of making cost reductions in sales and marketing, Robert. Burke, ATG's chief executive officer, responded: "... our track that we are on right now is to lower it as a percent of overall revenues by increasing revenues." We believe that this strategy cannot be successful over a long period of time without severe dilution to shareholders

The philosophy of growing revenue to support the cost structure is a key element of the proposed merger. In management's opinion, as reflected in its forecasts, the combined companies will experience revenue growth in the first quarter of 2005 that will in turn support the cost structure and make the company profitable. However, if the forecasted revenue fails to materialize, the company will use more cash, further aggravating the cash balance issue discussed earlier and threatening the viability of the company. To attempt to understand the risk the shareholders are taking under that philosophy, management forecasts must be reconciled with realized results, and analysis of earnings calls and press releases regarding company guidance on revenue, expenses and cash balances shows that there is a high degree of error in those forecasts.

ATG quarterly guidance on revenue has been inaccurate three out of the last four quarters. Full year guidance has been inaccurate as well:

2002 Forecasts vs. Actual Performance

----------------------------------------------------------------------------------------------------------------------
                                               2002 Full Year Revenue
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
        Forecast                Forecast                Forecast                Actual
      (1/24/2002)           (April 25, 2002)        (July 25, 2002)           Performance            Difference
      -----------           ----------------        ---------------           -----------            ----------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
  $130 - $140 million      $105 - $120 million    $110 - $130 million       $101.5 million              (22%)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


On January 24, 2002, management guided toward full year revenue of $130 million to $140 million for 2002 and profitability in the second half of 2002. On April 25, 2002, management guided downward to full year revenue of $105 million to $120 million for 2002 and reiterated its guidance towards profitability in the second half of 2002. On July 25, 2002, in its second quarter earnings call, management revised its forecast to full year revenue of $110 million to $130 million for 2002 and reiterated its guidance towards profitability in the second half of 2002.

2002 full year actual revenue was only $101.5 million - 22% below initial guidance and 7% below the revised guidance. The second half of 2002 also produced a loss of $24.8 million - $24.8 million less than guidance

2003 Forecast vs. Actual Performance

------------------------------------------------------------ --------------------------------------------------------
                         Forecast                                                    Actual
                        (3/28/2003)                                                Performance
                        -----------                                                -----------
------------------------------------------------------------ --------------------------------------------------------
              Revenues to decrease "slightly"                      $72.5 million - a 28.6% decrease from 2002
------------------------------------------------------------ --------------------------------------------------------
Sales and marketing expense of 38% to 41% of total revenues   43% of revenue - 5% higher as a percentage of revenue
------------------------------------------------------------ --------------------------------------------------------
General and administrative expenses trend "slightly" lower    13% of revenues - over 18% higher as a percentage of
              as percentage of total revenues                                        revenue
------------------------------------------------------------ --------------------------------------------------------


On Mar 28, 2003, in its annual report to shareholders, ATG's management stated that:

o    "We expect total revenues to decrease slightly in 2003"
o "We expect that sales and marketing expenses in 2003 will be in the range of 38% to 41% as a percentage of total revenues."
o "[W]e anticipate that general and administrative expenses will trend slightly lower as a percentage of total revenues and in absolute dollars in 2003.."

2003 full year revenue was only $72.5 million - 28.6% below 2002 revenue. Sales and marketing expenses were 43% of revenue - almost 5% greater than forecasted as a percentage of revenue. General and administrative expenses were 13% of revenue - over 18% higher than forecasted as a percentage of revenue

2004 Forecast vs. Actual Performance

------------------------------------------------------------ ---------------------------------------------------------
                         Forecast                                               Actual Performance
                        (3/15/2004)                                             Through 6/30/2004
                        -----------                                             -----------------
------------------------------------------------------------ ---------------------------------------------------------
                   Revenues to increase                                           $31.1 million
------------------------------------------------------------ ---------------------------------------------------------
    Sales and marketing expenses of 37% to 40% of total                          46% of revenues
                         revenues
------------------------------------------------------------ ---------------------------------------------------------


On March 15, 2004 in its annual report to shareholders, management stated:

o    "We expect total revenues to increase in 2004 as we launch new products..."
o "We expect that sales and marketing expenses in 2004 will be in the range of 37% to 40% as a percentage of total revenues."

For the first 6 months of 2004 revenue was $31.1 million. Even assuming 15% growth quarter over quarter in both the third and fourth quarters, 2004 revenue will still fall short of 2003 revenue. Sales and marketing expenses were over 46% as a percentage of revenue through the first 6 months of 2004.

ATG guidance on full year results has proved incorrect the last two years, and we believe it is unlikely that ATG will meet the 2004 guidance it provided earlier in 2004. We understand that forecasts are merely estimates, and we do not have expectations of 100% accuracy. However, management has made the forecasts more serious and important because ATG's cost structure is based on these forecasts instead of the actual revenue being generated by the company.

During the August 11, 2004 conference call related to the proposed merger, ATG's management stated that the combined revenue run rate was $90.6 million based on the prior four quarters and that the combined spending was $26.5 million per quarter based on the most recent quarter. Management's initial operating budget post merger targeted spending of $90 million to $95 million once $10 million to $15 million is cost synergies was realized. Using these assumptions, financial performance would have been flat to loss-making. On September 23, 2004, ATG's management revised its estimate of cost synergies to the range of $15 million to $17 million. Using revenue for the first 6 months of 2004 and spending for the same period to calculate the run rate, the combined companies would have an annual revenue run rate of $85.9 million and spending of $107.2 million annually. If $15 million to $17 million in cost synergies are then deducted and $3 million in amortization expense are excluded, we estimate costs will be in the $85 million to $90 million range for the combined entity -flat to $4.1 million ABOVE revenue. Therefore, to achieve profitability for the combined companies, significant growth in revenue without additional growth in costs is required, which we believe puts the company's ability to achieve profitability at risk.

Management's financial basis for the merger is that the acquired revenue TOGETHER WITH FORECASTS OF REVENUE GROWTH support the planned expenses. However, the combination creates an entity with merely the possibility of greater revenue but with the CERTAINTY of increased operating expenses. Under management's proposed plan, if the additional revenue fails to materialize or the level of cost reductions does not meet targets, ATG's net cash balance would quickly erode to a level well below the $30 million threshold.

Management has consistently been unable to accurately forecast the Company's revenues. Management and the board cannot expect shareholders to keep waiting until "next year" for profitable operations. Approving the merger under management's proposed plan could lead to significant financial stress on the company. Continued unprofitable operations, as provided for in management's plan for the merged companies, may cause further balance sheet erosion. Weakening the balance sheet increases the risk of failing to achieve future revenue targets as enterprise customers lose confidence in the viability of the company. This vicious cycle may severely limit the Company's future strategic alternatives. We believe it is imprudent to take such risks when the cash balance is already in jeopardy.

ATG'S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE.

While the proposed merger would enhance ATG's product portfolio, ATG would still be a software company with less than $100 million of revenue on an enterprise basis. We believe that at this level ATG would still lack the size and breadth of offering it requires to be truly competitive in the software industry. In addition, the weak financial position would limit ATG's strategic options in the future.

We appreciate that the marriage of ATG's and Primus's technology presents attractive opportunities, but this will be of little value to shareholders if the foundation of the underlying operating business remains weak. We encourage shareholders, in considering the strength of the technology marriage, particularly as discussed in analyst opinions, to also consider the capability of the Company's management to run an operationally sound business. If the combined company cannot operate profitably, then we believe building out the product portfolio and revenue line with this acquisition fails to add value, it destroys value.

THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL.

We believe that the odds are against the success of this merger given management's post-merger operating plan. The complexity of putting two companies together, in a difficult economy, when each company is unable to consistently produce profits, presents daunting challenges. Management must transition Primus employees, processes and resources, address the technical integration of the Primus product, court clients to maintain relationships during the transition, implement cost cuts, and - most significantly - grow revenue to support the cost structure. Based on the post-merger operating plan, we believe there is no room for error because of the already depleted cash balance and the inflated cost structure.

ATG's management team has no experience or track record at ATG as a successful acquisition and build-up team. For the integration to be successful, both the targeted cost synergies and the forecasted revenue must be achieved. This would be an intimidating task for even a seasoned and experienced management team. ATG's management team has never worked together on integrating an acquisition of this type before and we believe that the likelihood of their delivering a perfect transition is extremely low, causing us serious concern.

THE FINANCIAL IMPACT ON ATG STOCKHOLDERS WILL BE NEGATIVE.

Management has asked shareholders to accept tremendous risk by approving the merger agreement without, in our opinion, providing an action plan that would produce financial results to justify the additional financial risk, operating risk and dilution that would result from the merger.

WE BELIEVE THE PROPOSED MERGER DOES NOT OFFER AN ATTRACTIVE RETURN ON A RISK-ADJUSTED BASIS. The proposed merger requires management to spend both time and talent to transition and integrate Primus while assuring clients and prospective customers that ATG's and Primus's products and customer service will not deteriorate, AND, in order to become profitable, grow revenue at the same time. The merger creates an entity, that relative to ATG alone, is more complex, has an increased cost structure and threatens the company's already precarious cash reserves. The aforementioned factors negatively impact the risk profile of the business, increasing the risks that shareholders must accept without a commensurate increase in expected return. The change in value on a risk-adjusted basis destroys value for the current shareholders and will continue to depress the value of the stock as long as the condition persists.

The risk to the balance sheet and the risk to the business overall are simply too great in our opinion to justify this merger under management's proposed plan of operations for the combined companies. In the past, management has been unable to accurately forecast revenue and depleted the cash balance as a result, but at the time, the cash balance was well above critical levels. Today, the cash position is not nearly as robust as it once was. A missed revenue forecast or an unexpected increase in costs could have devastating consequences for the company, and therefore we have concluded that the merger is an unacceptable risk.

                CERTAIN INFORMATION REGARDING THE PROPOSED MERGER

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the agreement and plan of merger among ATG, Autobahn Acquisition, Inc. and Primus, dated August 10, 2004, a copy of which is attached as Annex A to the joint proxy statement/prospectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004.

The merger agreement provides for the acquisition of Primus by ATG through the merger of Autobahn Acquisition, Inc., a wholly owned subsidiary of ATG, into Primus. Primus will be the surviving corporation in the merger. If the merger is approved by the stockholders of ATG and Primus, when the merger is effective, each outstanding share of Primus common stock would be converted automatically into a number of shares of ATG common stock, based on the applicable exchange ratio, as described below. No fractional shares of ATG common stock would be issued. In lieu of a fractional share, ATG would pay in cash, rounded to the nearest whole cent, an amount equal to the fraction multiplied by the average closing price of one share of ATG common stock on the Nasdaq National Market for the fifteen trading days before the closing of the merger.

The consideration paid to Primus stockholders in the merger, other than cash in lieu of fractional shares, would consist entirely of shares of ATG common stock. The aggregate number of shares of ATG common stock actually issued would vary based upon the applicable exchange ratio, which may change based on changes in Primus' working capital as described below, and the number of shares of Primus common stock outstanding at the completion of the merger, which may change between signing and closing for a number of reasons, including option exercises, stock repurchases and warrant exercises. The per-share value of ATG common stock may also change based on changes in its trading price in the same time period.

The exchange ratio, which represents the number of shares of ATG common stock to be issued in exchange for each share of Primus common stock, would be between
1.4169 and 1.2976. The final exchange ratio will be determined based upon the amount of Primus' adjusted working capital, as defined in the merger agreement, immediately prior to the commencement of business on October 15, 2004, which is the fifth business day prior to the date fixed for the Primus stockholder meeting. This date is referred to in the merger agreement as the measurement date.

If Primus' adjusted working capital at the measurement date is positive, or is a working capital deficiency equal to or lesser in magnitude than $(1.0 million), the exchange ratio will be 1.4169. If Primus' adjusted working capital at the measurement date is a working capital deficiency greater in magnitude than $(1.0 million), the merger ratio will be adjusted downward. The amount by which

Primus' adjusted working capital deficiency exceeds the $(1.0 million) standard is referred to in the merger agreement as a working capital deficiency. If a working capital deficiency, as defined in the merger agreement, exists, the exchange ratio is determined as follows:

     o If the working capital deficiency is greater than zero and less than or equal to $2.5 million, the exchange ratio will be equal to 1.3567;

     o If the working capital deficiency is greater than $2.5 million, the exchange ratio will be equal to 1.3567 minus the product of:

          o    0.0000004328 multiplied by;
          o the amount by which such working capital deficiency exceeds $2.5 million.

o    In no event will the exchange ratio be less than 1.2976.

                                VOTING PROCEDURES

To vote AGAINST the proposed merger at the special meeting, please sign and date the enclosed BLUE proxy card and return it to Innisfree M&A, Incorporated in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the special meeting and vote in person.

HOW DO I VOTE IN PERSON?

If you are the stockholder of record of ATG common stock on the record date, September 9, 2004, you may attend the special meeting and vote in person. Please refer to the instructions provided to you by ATG for specific instructions for voting in person at the special meeting.

HOW DO I VOTE BY PROXY?

To vote by proxy, you should complete, sign and date the enclosed BLUE proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the special meeting, we must receive your proxy as soon as possible but in any event prior to your shares being voted at the meeting. You may vote your shares without submitting a proxy to us if you vote in person, submit a proxy to the secretary of ATG or, in some cases, if you provide appropriate instructions to the record holder of your shares.

WHAT IF I AM NOT THE RECORD HOLDER OF MY SHARES?

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can give a proxy with respect to your shares. You may have received either a BLUE proxy card from the record holder (which you can complete and send directly to Innisfree M&A) or an instruction card (which you can complete and return to the record holder to direct its voting of your shares). If the record holder has not sent you either a BLUE proxy card or an instruction card, you may contact the record holder directly to provide it with instructions.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which shares are held. You should complete, sign, date and return each BLUE proxy card and voting instruction card they receive.

If you need assistance, please contact Innisfree M&A by telephone at 1-888-___-____.

If you do not have record ownership of your shares and want to vote in person at the special meeting, you may obtain a document called a "legal proxy" from the record holder of your shares and bring it to the special meeting. If you need assistance, please contact our solicitor, Innisfree M&A, by telephone at 1-888-___-____.

WHAT SHOULD I DO IF I RECEIVE A WHITE PROXY CARD FROM ATG'S MANAGEMENT?

Proxies on the white proxy card are being solicited by ATG's management. If you submit a proxy to us by signing and returning the enclosed BLUE proxy card, do not sign or return the white proxy card or follow any voting instructions provided by ATG unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a white proxy card to ATG and voted in favor of the proposed merger, you may revoke it and vote against the proposed merger by signing, dating and returning the enclosed BLUE proxy card.

WHAT IF I WANT TO REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so by:

     o delivering a later-dated proxy to either Innisfree M&A or the secretary of ATG; or

     o delivering a written notice of revocation to either Innisfree M&A or the secretary of ATG; or

     o logging on to the internet or calling the telephone number on the proxy card in the same manner utilized to submit the proxy electronically and changing your votes; or

     o    voting in person at the special meeting.

If you hold your shares in street name, you may change your vote by:

     o    submitting new voting instructions to your broker or nominee; or

     o attending the special meeting and voting in person, provided you have obtained a signed proxy from the record holder giving you the right to vote your shares.

If you choose to revoke a proxy by giving written notice or a later-dated proxy to the secretary of ATG, by logging on to the internet or calling the telephone number on the proxy card in the same manner utilized to submit the proxy electronically and changing your votes; or by submitting new voting instructions to your broker or nominee, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation, proxy or new voting instructions or by calling Innisfree M&A at 1-888-___-____. REMEMBER, YOUR LATEST-DATED PROXY IS THE ONLY ONE THAT COUNTS.

IF I PLAN TO ATTEND THE SPECIAL MEETING, SHOULD I STILL SUBMIT A PROXY?

Whether you plan to attend the special meeting or not, we urge you to submit a proxy. Returning the enclosed proxy card will not affect your right to attend the special meeting and vote.

WHO CAN VOTE?

You are eligible to vote or to execute a proxy only if you owned ATG common stock on the record date for the special meeting, September 9, 2004. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the special meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the joint proxy statement/prospectus of ATG and Primus, on September 9, 2004, the record date for the special meeting, 73,889,870 shares of ATG common stock were issued and outstanding, and no shares of ATG preferred stock were issued and outstanding.

HOW MANY VOTES DO I HAVE?

With respect to each matter to be considered at the special meeting, you are entitled to one vote for each share of ATG common stock owned on the record date. Based on documents publicly filed by ATG, ATG has no outstanding voting securities other than its common stock.

HOW WILL MY SHARES BE VOTED?

If you give a proxy on the accompanying BLUE proxy card, your shares will be voted as you direct. If you submit a signed BLUE proxy to Innisfree M&A without instructions, your shares will be voted AGAINST the proposal to approve the issuance of shares of ATG common stock in connection with the proposed merger. Submitting a signed BLUE proxy card will also entitle James Dennedy and Richard Rofe to vote your shares in accordance with their discretion on matters not described in this proxy statement that properly come before the special meeting or any adjournment or postponement of the special meeting.

If ATG stockholders holding shares of ATG common stock in street name do not provide voting instructions, their shares will not be voted and will therefore be considered broker "non-votes."

Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the person who submitted it.

If you give a proxy on the accompanying BLUE proxy card, your shares will be voted against any proposal to postpone or adjourn the special meeting if such proposal is made to facilitate the approval of the issuance of additional shares in connection with the proposed merger.

WHAT IS A QUORUM AND WHY IS IT NECESSARY?

In order to conduct business at the special meeting of stockholders of ATG, a quorum must be present. A majority of the shares of ATG common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. ATG will treat shares of ATG common stock represented by a properly signed and returned proxy or proxy properly submitted electronically as present at the special meeting for purposes of determining the existence of a quorum at the meeting. In general, ATG will count abstentions and broker non-votes as present or represented in determining the existence of a quorum. A non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner with respect to the proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AND HOW WILL VOTES BE COUNTED?

The following description has been taken from the joint proxy statement/prospectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004.

The approval of the issuance of ATG common stock pursuant to the merger and the other transactions contemplated by the merger agreement and the grant of authority to adjourn the special meeting will require the affirmative vote of a majority of the shares properly cast at the special meeting. Abstentions and broker non-votes will not count as votes cast on these proposals and, accordingly, will not affect the outcome of the votes on these proposals.

ATG's transfer agent, EquiServe Trust Company, N.A., will tabulate the votes on each proposal. EquiServe will tabulate the vote on each matter submitted to stockholders separately.

CAN THE MEETING BE ADJOURNED OR POSTPONED?

ATG stockholders may be asked to vote upon a proposal to adjourn or postpone the ATG special meeting. Any adjournment or postponement could be for the purpose of allowing additional time for soliciting votes from ATG stockholders to approve the issuance of shares of ATG common stock in connection with the proposed merger or to satisfy other conditions to completion of the proposed merger that ATG and Primus elect to satisfy prior to seeking a vote of the ATG stockholders in connection with the proposed merger.

ATG advises in the joint proxy statement/prospectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004, that if a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to enable the ATG board of directors to solicit additional proxies, and if a quorum is present but the number of shares voting in favor of the issuance of the ATG common stock pursuant to the merger and the other transactions contemplated by the merger agreement is insufficient to approve the proposal, then, if the adjournment proposal has received the affirmative vote of a majority of the shares of ATG common stock properly cast on that proposal, ATG's management will have the discretion to adjourn the special meeting to a date or dates not later than November 21, 2004 to provide ATG's board of directors additional time to solicit proxies in favor of the issuance of the ATG common stock.

If you give a proxy on the accompanying BLUE proxy card, your shares will be voted against any proposal to postpone or adjourn the special meeting if such proposal is made to facilitate the approval of the issuance of additional shares in connection with the proposed merger.

HOW CAN I RECEIVE MORE INFORMATION?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call Innisfree M&A at 1-888-___-____.

                               NO APPRAISAL RIGHTS

According to the joint proxy statement/propsectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004, holders of ATG common stock are not entitled to appraisal or dissenters' rights in connection with the transactions contemplated by the merger agreement or the adjournment proposal.

                         PROXY SOLICITATION AND EXPENSES

Proxies may be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. The persons listed in Annex A, who are or may be deemed to be participants in the solicitation, may assist in the solicitation of proxies without additional remuneration, except as otherwise set forth in this proxy statement.

In connection with this solicitation of proxies, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries will be asked to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. MWTG will reimburse those institutions for reasonable expenses that they incur in connection with forwarding these materials.

MWTG has retained Innisfree M&A, Incorporated to solicit proxies in connection with the special meeting. Innisfree M&A may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately 5 people in its efforts. MWTG has agreed to pay Innisfree M&A a fee of approximately $50,000, plus reimbursement for its reasonable expenses, and to indemnify it against certain losses, costs and expenses in connection with the proxy solicitation.

In addition to the costs related to the engagement of Innisfree M&A, costs related to this solicitation of proxies include expenditures for printing, postage, legal services and other related items. Total expenditures are expected to be approximately $100,000. Total payment of costs to date in furtherance of our proxy solicitation is approximately $25,000. The expense of this proxy solicitation is being borne by the persons listed in Annex A.

       INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES

Mitchell-Wright, LLC, SSH Partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe are participants in the solicitation of proxies for the special meeting within the meaning of the federal securities laws. Certain other entities identified in Annex A to this proxy statement may also be deemed to be participants in such solicitation. Information concerning Mitchell-Wright, LLC, SSH Partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe and other persons who may be deemed to be participants in the solicitation of proxies for the special meeting, including their beneficial ownership of ATG common stock, is set forth in Annex A to this proxy statement and is incorporated into this proxy statement by reference. Information in this proxy statement about each person who is or may be deemed a participant was provided by that person.

                              INFORMATION ABOUT ATG

Based upon information provided in ATG's Form S-4 filed on September 22, 2004, the mailing address of the principal executive offices of ATG is 25 First Street, Second Floor, Cambridge, Massachusetts 02141, telephone (617) 386-1000.

Annex B to this proxy statement sets forth information obtained from ATG's public filings related to the beneficial ownership of ATG common stock and is incorporated in this proxy statement by reference.

Except as otherwise noted herein, the information in this proxy statement concerning ATG has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on its behalf, or for any failure by ATG to disclose events that may affect the significance or accuracy of such information.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at ATG's 2005 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to ATG's Secretary at 25 First Street, Cambridge, Massachusetts 02141, prior to December 9, 2004. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at ATG's 2005 Annual Meeting of Stockholders pursuant to its by-laws, which provide that the proposal must be received by ATG's Secretary not less than sixty days nor more than ninety days prior to that meeting. This notice must include the information required by the provisions of ATG's by-laws, a copy of which may be obtained by writing to ATG's Secretary at the address specified above. ATG has not yet set a date for its 2005 Annual Meeting. If the 2005 Annual Meeting were to be held on May 18, 2005, the Friday before the anniversary of the 2004 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to ATG's by-laws would be March 20, 2005. If a proposal is submitted pursuant to ATG's by-laws but after December 9, 2004, the stockholder may not require that the proposal be included in the proxy statement for the 2005 Annual Meeting.

                         OTHER MATTERS TO BE VOTED UPON

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the ATG special meeting or any adjournment or postponement of the special meeting, the persons named as proxy holders, James Dennedy and Richard Rofe will have discretion to act on those matters.

                                   * * * * * *

WE URGE YOU TO VOTE YOUR SHARES AGAINST THE PROPOSED MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Questions or requests for additional copies of this proxy statement should be directed to:

                           INNISFREE M&A, INCORPORATED
                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

                            TOLL FREE: 1-888-___-____

                                     ANNEX A

          INFORMATION CONCERNING MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC, SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC, JAMES DENNEDY AND RICHARD ROFE,
     AND OTHER PERSONS WHO MAY PARTICIPANTS IN THIS SOLICITATION OF PROXIES

Mitchell-Wright Technology Group, LLC, SSH Partners I, LP, James Dennedy, Arcadia Partners, L.P., Richard Rofe, are participants in the solicitation of proxies for the special meeting within the meaning of the federal securities laws.

Mitchell-Wright Technology Group, LLC is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties. It is also the general partner of SSH Partners I, LP. The address of the principal offices of Mitchell-Wright Technology Group, LLC is 8060 Montgomery Road, Suite 205, Cincinnati, OH 45236.

SSH Partners I, L.P., is a Delaware limited liability engaged in investing in undervalued companies especially those in enterprise software or other technology businesses and taking an active role in the management of portfolio companies in order to enhance stockholder value. The address of the principal offices of SSH Partners I, L.P. is 8060 Montgomery Road, Suite 205, Cincinnati, OH 45236.

Mitchell-Wright, LLC is a Delaware limited liability company that was formed for the purpose of being and is the Managing Member of Mitchell-Wright Technology Group, LLC. The address of the principal offices of Mitchell-Wright, LLC is 8060 Montgomery Road, Suite 205, Cincinnati, OH 45236.

James Dennedy is a United States citizen whose business address is 8060 Montgomery Road, Suite 205, Cincinnati, OH 45236. Mr. Dennedy's principal occupation is serving as a founding and managing member of Mitchell-Wright, LLC.

Between November 17, 2003 and January 12, 2004, shares of ATG common stock were also beneficially owned by Broken Arrow II, LLC, a Delaware limited liability company previously engaged in investing in undervalued companies, which Mr. Dennedy controlled as the managing member of Mitchell-Wright Technology Group, LLC, its ultimate parent. Specifically, Broken Arrow II, LLC, was wholly-owned by Strategic Software Holdings II, LLC, a Delaware limited liability company formed for the purpose of serving as the sole member of Broken Arrow II, LLC. Strategic Software Holdings II, LLC, was wholly-owned by Mitchell-Wright, LLC. The address of the principal offices of Broken Arrow II, LLC and Strategic Software Holdings II, LLC, was 8060 Montgomery Road, Suite 205, Cincinnati, OH 45236.

Arcadia Partners, L.P. is a Delaware limited partnership engaged in investing in public equities using various strategies. The address of the principal business and principal offices of Arcadia Partners, L.P. is 185 Great Neck Road, Suite 460, Great Neck, NY 11021.

Arcadia Capital Management, LLC is a Delaware limited liability company which was formed to serve as and is the general partner of Arcadia Partners, L.P. The address of the principal business and principal offices of Arcadia Capital Management, LLC is 185 Great Neck Road, Suite 460, Great Neck, NY 11021.

Richard Rofe is a United States citizen whose business address is 185 Great Neck Road, Suite 460, Great Neck, NY 11021. Mr. Rofe's is the sole member of Arcadia Capital Management, LLC, and his principal occupation is serving as a founding member of Mitchell-Wright Technology Group, LLC.

Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC or Ramius Capital Group, LLC may also be deemed participants in the solicitation of proxies for the special meeting. However, none of Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC or Ramius Capital Group, LLC, directly or indirectly, is or intends to solicit proxies, take the initiative, or engage, in organizing, directing or arrangement for the financing of the solicitation of proxies for the special meeting. However, each of these entities was a reporting person under the Schedule 13D filed by the other participants named above on August 24, 2004, as amended on September 9 and September 20, 2004, because Parche, LLC and Starboard Value & Opportunity Fund, LLC have received and will continue to receive advice from MWTG in connection with their investments in ATG's common stock. Admiral Advisors, LLC is the managing member of each of Starboard Value & Opportunity Fund, LLC and Parche, LLC, and Ramius Capital Group, LLC is the sole member of Admiral Advisors, LLC. Accordingly each of these entities may be deemed to be part of a beneficial ownership group with MWTG for purposes of Schedule 13D and may be deemed to be participants in the solicitation of proxies for the special meeting within the meaning of the federal securities laws.

Each of Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC or Ramius Capital Group, LLC disclaims beneficial ownership of the shares of common stock not held of record by them. The inclusion of these entities as deemed participants in this proxy statement shall not be construed as an admission that any such entity is the beneficial owner of any such securities or that any such entity, directly or indirectly, is or intends to solicit proxies, take the initiative, or engage, in organizing, directing or arrangement for the financing of the solicitation of proxies for the special meeting.

Each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is a Delaware limited liability company formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance stockholder value. The address of the principal offices of Starboard Value & Opportunity Fund, LLC and Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The managing member of each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is Admiral Advisors, LLC. The sole member of Admiral Advisors, LLC is Ramius Capital Group, LLC. Each of Admiral Advisors, LLC and Ramius Capital Group, LLC is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal offices of each of Admiral Advisors, LLC and Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

INTERESTS OF PERSONS WHO ARE OR MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION

SSH Partners I, LP, Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, James Dennedy, Arcadia Partners, L.P., Arcadia Capital Management, LLC, Richard Rofe, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, and Ramius Capital Group, LLC have direct and indirect beneficial ownership of shares of common stock of ATG. See "Beneficial Ownership of ATG Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation" below.

BENEFICIAL OWNERSHIP OF ATG COMMON STOCK BY PERSONS WHO ARE OR MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION

As of September 27, 2004, the persons below had beneficial ownership of ATG common stock as follows:

                                            NUMBER OF SHARES         PERCENTAGE
                     NAME               BENEFICIALLY OWNED (1), (2) OWNERSHIP(3)
                     ----               --------------------------- ------------

SSH Partners I, L.P.                              125,000(4)           *
James Dennedy                                     145,000              *
Arcadia Capital Partners, L.P.                     36,744(5)           *
Richard Rofe                                      172,244(6)           *
Parche, LLC                                       632,776              *
Starboard Value & Opportunity Fund, LLC         3,322,080             4.5%
Ramius Capital Group, LLC                       3,954,856(7)          5.4%

     *   Less than 1%.

     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
     (2) Under the rules of the SEC, the participants may be deemed to be members of a group and, as a result, each participant may be deemed to beneficially own shares of common stock beneficially owned by each of the other participants. Each participant disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other participants.
     (3) Calculated based on 73,889,870 shares of common stock reported by ATG to be issued and outstanding as of September 9, 2004, in the joint proxy statement/prospectus of ATG and Primus contained in the Form S-4 filed by ATG on September 22, 2004.
     (4) These shares may also be deemed to be beneficially owned by Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC and James Dennedy, pursuant to the relationship described above.
     (5) Includes the 125,000 shares of ATG common stock beneficially owned by SSH Partners I, L.P.
     (6) Includes the 36,744 owned by Arcadia Capital Partners, L.P. which may also be deemed to be owned by Arcadia Capital Management, LLC and Richard Rofe pursuant to the relationships described above.
     (7) Includes the 632,776 shares beneficially owned by Parche, LLC and the 3,322,080 shares beneficially owned by Starboard Value & Opportunity Fund, LLC, which may also be deemed beneficially owned by Admiral Advisors, LLC and Ramius Capital Group, LLC pursuant to the relationships described above. Admiral Advisors, LLC and Ramius Capital Group, LLC share voting and dispositive power with respect to such shares.

No participant and no associate of any participant (within the meaning of the federal proxy rules) beneficially owns any securities of ATG other than common stock (and the accompanying rights under ATG's rights agreement). No participant beneficially owns any securities of any parent or subsidiary of ATG. No participant has record but not beneficial ownership with respect to any securities of ATG.

TRANSACTIONS IN ATG SECURITIES

Other than the transactions described below, no participant has purchased or sold any securities of ATG in the past two years.

                                                          TRANSACTIONS IN ATG
                                                     COMMON STOCK BY PARTICIPANTS
                                                     ----------------------------

                                                      DATE OF             NATURE OF        NUMBER OF SHARES OF
              NAME OF PARTICIPANT                   TRANSACTION         TRANSACTION          ATG COMMON STOCK
              -------------------                   -----------         -----------          ----------------

Broken Arrow II, LLC                                11/17/2003                Buy                   47,699
Broken Arrow II, LLC                                11/17/2003                Buy                   30,400
Broken Arrow II, LLC                                11/18/2003                Buy                   14,730
Broken Arrow II, LLC                                 1/6/2004                 Sell                 (31,250)
Broken Arrow II, LLC                                 1/12/2004                Sell                 (61,549)

James Dennedy                                        2/27/2004                Buy                       35
James Dennedy                                        3/9/2004                 Buy                   10,000
James Dennedy                                        3/11/2004                Buy                      100
James Dennedy                                        3/11/2004                Buy                    5,000
James Dennedy                                        3/11/2004                Buy                      785
James Dennedy                                        3/11/2004                Buy                    3,915
James Dennedy                                        3/11/2004                Buy                      165

SSH Partners I, L.P.                                 3/10/2004                Buy                  100,000
SSH Partners I, L.P.                                 8/11/2004                Buy                   25,000

Arcadia Partners, L.P.                               3/9/2004                 Buy                   10,000
Arcadia Partners, L.P.                               7/7/2004                 Buy                   10,300
Arcadia Partners, L.P.                               7/8/2004                 Buy                    4,700


Arcadia Partners, L.P.                               8/9/2004                 Buy                    2,500
Arcadia Partners, L.P.                               8/10/2004                Buy                    2,477
Arcadia Partners, L.P.                               8/16/2004                Buy                    6,500

Richard Rofe                                        01/28/2004                Buy                   10,000
Richard Rofe                                        01/28/2004                Buy                   10,000
Richard Rofe                                        01/28/2004                Buy                   10,000
Richard Rofe                                        01/28/2004                Buy                   10,000
Richard Rofe                                        01/28/2004                Buy                   20,000
Richard Rofe                                        01/28/2004                Buy                   10,000
Richard Rofe                                        01/28/2004                Buy                   15,000
Richard Rofe                                        02/20/2004                Buy                   15,000
Richard Rofe                                        02/25/2004                Buy                   10,000
Richard Rofe                                        03/01/2004                Sell                 (10,000)
Richard Rofe                                        03/09/2004                Buy                   10,000
Richard Rofe                                        03/11/2004                Buy                    5,132
Richard Rofe                                        03/22/2004                Buy                    1,520
Richard Rofe                                        04/22/2004                Sell                  (5,000)
Richard Rofe                                        04/22/2004                Sell                  (5,000)
Richard Rofe                                        04/23/2004                Sell                  (5,000)
Richard Rofe                                        04/23/2004                Sell                  (5,000)
Richard Rofe                                        04/23/2004                Sell                  (5,000)
Richard Rofe                                        04/26/2004                Sell                  (5,000)
Richard Rofe                                        04/26/2004                Sell                  (5,000)
Richard Rofe                                        04/29/2004                Buy                    5,453
Richard Rofe                                        04/29/2004                Buy                    1,000
Richard Rofe                                        04/30/2004                Buy                    5,000
Richard Rofe                                        05/03/2004                Buy                    5,000
Richard Rofe                                        05/11/2004                Buy                    5,000
Richard Rofe                                        05/12/2004                Buy                    2,500
Richard Rofe                                        06/24/2004                Sell                  (2,500)
Richard Rofe                                        07/07/2004                Buy                   13,000
Richard Rofe                                        07/08/2004                Buy                    5,000
Richard Rofe                                        07/29/2004                Buy                    4,900
Richard Rofe                                        08/02/2004                Buy                    5,000
Richard Rofe                                        08/09/2004                Buy                    5,000
Richard Rofe                                        08/09/2004                Buy                    5,000
Richard Rofe                                        08/13/2004                Buy                    5,000
Richard Rofe                                        08/18/2004                Buy                    4,500

Parche, LLC                                          8/12/2004                Buy                   13,428
Parche, LLC                                          8/12/2004                Buy                  501,021
Parche, LLC                                          8/12/2004                Buy                   11,392
Parche, LLC                                          8/16/2004                Buy                   11,360
Parche, LLC                                          8/17/2004                Buy                    4,000
Parche, LLC                                          8/17/2004                Buy                    7,152
Parche, LLC                                          8/18/2004                Buy                   12,016
Parche, LLC                                          8/19/2004                Buy                   33,256
Parche, LLC                                          8/20/2004                Buy                   10,828
Parche, LLC                                          8/24/2004                Buy                    1,439
Parche, LLC                                          8/31/2004                Buy                    2,068
Parche, LLC                                          9/1/2004                 Buy                    8,816
Parche, LLC                                          9/2/2004                 Buy                    4,000
Parche, LLC                                          9/23/2004                Buy                    2,400
Parche, LLC                                          9/24/2004                Buy                    4,000
Parche, LLC                                          9/27/2004                Buy                    5,600



Starboard Value and Opportunity Fund, LLC            7/2/2004                 Buy                  193,704
Starboard Value and Opportunity Fund, LLC            7/2/2004                 Buy                  140,514
Starboard Value and Opportunity Fund, LLC            7/6/2004                 Buy                   16,800
Starboard Value and Opportunity Fund, LLC            7/6/2004                 Buy                   15,490
Starboard Value and Opportunity Fund, LLC            7/7/2004                 Buy                   31,500
Starboard Value and Opportunity Fund, LLC            7/7/2004                 Buy                   84,634
Starboard Value and Opportunity Fund, LLC            7/8/2004                 Buy                   84,000
Starboard Value and Opportunity Fund, LLC            7/8/2004                 Buy                   70,021
Starboard Value and Opportunity Fund, LLC            7/9/2004                 Buy                   42,000
Starboard Value and Opportunity Fund, LLC            7/9/2004                 Buy                    5,796
Starboard Value and Opportunity Fund, LLC            7/12/2004                Buy                   42,000
Starboard Value and Opportunity Fund, LLC            7/12/2004                Buy                    6,539
Starboard Value and Opportunity Fund, LLC            7/13/2004                Buy                   23,273
Starboard Value and Opportunity Fund, LLC            7/14/2004                Buy                   40,337
Starboard Value and Opportunity Fund, LLC            7/14/2004                Buy                   25,200
Starboard Value and Opportunity Fund, LLC            7/15/2004                Buy                   21,000
Starboard Value and Opportunity Fund, LLC            7/16/2004                Buy                   63,000
Starboard Value and Opportunity Fund, LLC            7/16/2004                Buy                    1,035
Starboard Value and Opportunity Fund, LLC            7/19/2004                Buy                   47,488
Starboard Value and Opportunity Fund, LLC            7/20/2004                Buy                   54,524
Starboard Value and Opportunity Fund, LLC            7/21/2004                Buy                   82,354
Starboard Value and Opportunity Fund, LLC            7/22/2004                Buy                  195,216
Starboard Value and Opportunity Fund, LLC            7/23/2004                Buy                   52,080
Starboard Value and Opportunity Fund, LLC            7/26/2004                Buy                   23,411
Starboard Value and Opportunity Fund, LLC            7/27/2004                Buy                   84,000
Starboard Value and Opportunity Fund, LLC            7/27/2004                Buy                  126,000
Starboard Value and Opportunity Fund, LLC            7/28/2004                Buy                   23,100
Starboard Value and Opportunity Fund, LLC            7/28/2004                Buy                   10,878
Starboard Value and Opportunity Fund, LLC            7/28/2004                Buy                   31,080
Starboard Value and Opportunity Fund, LLC            7/29/2004                Buy                    6,720
Starboard Value and Opportunity Fund, LLC            7/30/2004                Buy                    4,200
Starboard Value and Opportunity Fund, LLC            7/30/2004                Buy                   73,920
Starboard Value and Opportunity Fund, LLC            8/1/2004                 Sell                 (73,920)
Starboard Value and Opportunity Fund, LLC            8/1/2004                 Buy                   73,920
Starboard Value and Opportunity Fund, LLC            8/2/2004                 Buy                   25,200
Starboard Value and Opportunity Fund, LLC            8/3/2004                 Buy                   22,680
Starboard Value and Opportunity Fund, LLC            8/4/2004                 Buy                   39,639
Starboard Value and Opportunity Fund, LLC            8/5/2004                 Buy                  590,520
Starboard Value and Opportunity Fund, LLC            8/5/2004                 Buy                   15,120
Starboard Value and Opportunity Fund, LLC            8/6/2004                 Buy                   23,184
Starboard Value and Opportunity Fund, LLC            8/9/2004                 Buy                    6,880
Starboard Value and Opportunity Fund, LLC            8/10/2004                Buy                   29,929
Starboard Value and Opportunity Fund, LLC            8/11/2004                Buy                  155,400
Starboard Value and Opportunity Fund, LLC            8/12/2004                Buy                   70,499
Starboard Value and Opportunity Fund, LLC            8/12/2004                Buy                   59,808
Starboard Value and Opportunity Fund, LLC            8/16/2004                Buy                   59,640
Starboard Value and Opportunity Fund, LLC            8/17/2004                Buy                   21,000
Starboard Value and Opportunity Fund, LLC            8/17/2004                Buy                   37,548
Starboard Value and Opportunity Fund, LLC            8/18/2004                Buy                   63,084
Starboard Value and Opportunity Fund, LLC            8/19/2004                Buy                  174,591
Starboard Value and Opportunity Fund, LLC            8/20/2004                Buy                   56,847
Starboard Value and Opportunity Fund, LLC            8/24/2004                Buy                    7,556
Starboard Value and Opportunity Fund, LLC            8/31/2004                Buy                   10,857
Starboard Value and Opportunity Fund, LLC            9/1/2004                 Buy                   46,284
Starboard Value and Opportunity Fund, LLC            9/2/2004                 Buy                   21,000


Starboard Value and Opportunity Fund, LLC            9/23/2004                Buy                   12,600
Starboard Value and Opportunity Fund, LLC            9/24/2004                Buy                   21,000
Starboard Value and Opportunity Fund, LLC            9/27/2004                Buy                   29,400



ARRANGEMENTS, INTERESTS AND TRANSACTIONS

MWTG, Parche, LLC, and Starboard Value and Opportunity Fund, LLC have an agreement pursuant to which MWTG provides advice and services with respect to the parties' investments in ATG's common stock, among other matters. Under such agreement, the parties agree to coordinate the acquisition and disposition of ATG's common stock and to cooperate with respect to proxy votes and related matters (however, each of the parties to the agreement retains the sole discretion over acquisitions and dispositions of, and voting authority over, the shares of common stock that it holds). For such services, MWTG receives an amount equal to a percentage of the profits realized by such parties on their investment in ATG. The parties have also agreed to share expenses incurred by the group.

Other than as set forth above, no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ATG including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No participant and no associate of any participant has any arrangement or understanding with any person with respect to any future employment by ATG or its affiliates or with respect to any future transactions to which ATG or any of its affiliates will or may be a party.

                                     ANNEX B

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based solely upon the definitive proxy statement filed by ATG on April 5, 2004, certain information as to the beneficial ownership of ATG's common stock as of February 29, 2004.

The following table sets forth information as of February 29, 2004 with respect to the beneficial ownership of ATG's common stock by:

     o each person known by us to own beneficially more than five percent of the outstanding shares of common stock,

     o    each of ATG's directors,

     o    each of ATG's named executive officers, and

     o    all directors and executive officers as a group.

                                      SHARES                  SHARES                  TOTAL
                                   BENEFICIALLY             ACQUIRABLE              BENEFICIAL               PERCENT
    BENEFICIAL OWNER(1)              OWNED(1)             WITHIN 60 DAYS            OWNERSHIP             OWNERSHIP(2)
    -------------------              --------             --------------            ---------             ------------

Apex Capital, LLC and
Sanford J Colen(3)                    5,000,000                      --              5,000,000                 6.84%
Paul G. Shorthose                       144,803               1,225,000              1,369,803                 1.84%
Fumiaki Matsumoto                       211,973                 150,017                361,990                    *
Robert D. Burke                          25,000                 281,250                306,250                    *
Edward Terino                            60,000                 233,125                293,125                    *
Thomas N. Matlack                       100,000                  65,000                165,000                    *
R. Gregory Lazar                         20,000                 131,562                151,562                    *
Patricia O'Neill                          6,380                 119,458                119,458                    *
John R. Held                             25,000                  50,000                 75,000                    *
Phyllis S. Swersky                       27,200                  70,000                 70,000                    *
Ilene H. Lang                            28,000                  35,000                 63,000                    *
Mary E. Makela                            5,000                  50,000                 55,000                    *
Barry Clark                                  --                      --                     --                    *
Cliff Conneighton                            --                      --                     --                    *
John Dragoon                                 --                      --                     --                    *
Tricia Gilligan                              --                      --                     --                    *
Philip E. London                             --                      --                     --                    *
All directors and executive
officers as a group (16
persons)                                653,356               2,410,412              3,063,768                 4.06%
*    Less than 1%.

(1)  Each person or entity listed has sole voting power and/or investment power with respect to the shares listed unless otherwise noted.

(2)  In calculating the percent of our common stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of 73,111,146 shares outstanding as of February 29, 2004, plus, for that person or entity only, any shares subject to options that were exercisable within 60 days of
     February 29, 2004.

(3)  Beneficial ownership as filed with the Securities and Exchange Commission (SEC) on February 17, 2004. The
     address for Apex Capital, LLC and Sanford J. Colen is 25 Orinda Way, Suite 300, Orinda, California 94563.


BLUE PROXY CARD                                                         APPENDIX
                           ART TECHNOLOGY GROUP, INC.

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

                         OCTOBER 22, 2004 AT 10:00 A.M.

                           THIS PROXY IS SOLICITED BY
          MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC,
  SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC,
                         JAMES DENNEDY AND RICHARD ROFE

The undersigned stockholder of Art Technology Group, Inc.(the "Company") hereby appoints James Dennedy and Richard Rofe, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the special meeting of Stockholders of Art Technology Group, Inc. to be held on October 22, 2004, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the proxy statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL CAUSE YOUR SHARES TO BE VOTED AS YOU DIRECT. IF YOU RETURN THIS PROXY, PROPERLY EXECUTED, WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE AGAINST ITEM (1) ON THE REVERSE SIDE AND WILL BE VOTED FOR ITEM TWO.

(Continued and to be signed on the reverse side)                See reverse side

          MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC,
  SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC,
                         JAMES DENNEDY AND RICHARD ROFE

                   RECOMMEND YOU VOTE "AGAINST" ITEM (1) BELOW

(1) To approve the issuance by the Company of shares of its own common stock pursuant to the merger and the other transactions contemplated by the agreement and plan of merger dated as of August 10, 2004, by and among the Company, Autobahn Acquisition, Inc. and Primus Knowledge Solutions, Inc.

              | | AGAINST            | | ABSTAIN            | | FOR

          MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC,
  SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC,
                         JAMES DENNEDY AND RICHARD ROFE

                     RECOMMEND YOU VOTE "FOR" ITEM (2) BELOW

(2) In their discretion, the proxies are authorized to vote upon such other business as may properly before the special meeting or any adjournment or postponement of the special meeting.

              | | AGAINST            | | ABSTAIN            | | FOR

                                       Date: _________ ___, 2004


                                       -----------------------------------------
                                       Signature (Please sign exactly as your
                                       name appears to the left)


                                       -----------------------------------------
                                       Additional Signature (if held jointly)


                                       -----------------------------------------
                                       Title
--------------------------------------------------------------------------------

     Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.